JKHY First Quarter Fiscal 2018 Revenue Increases 4%
November 7, 2017

Jack Henry & Associates, Inc.	Analyst & IR Contact:	Kevin D. Williams
663 Highway 60, P.O. Box 807		Chief Financial Officer
Monett, MO 65708		(417) 235-6652

FOR IMMEDIATE RELEASE

JACK HENRY & ASSOCIATES ENDS FIRST QUARTER
FISCAL 2018 WITH 4% INCREASE IN REVENUE

Monett, MO, November 7, 2017 - Jack Henry & Associates, Inc. (NASDAQ: JKHY), a leading provider of technology solutions and payment processing services primarily for the financial services industry, today announced first quarter fiscal 2018 results.
Revenue for the quarter ended September 30, 2017 increased to $359.9 million, a 4% improvement over the first quarter of fiscal 2017. Operating income increased 1% to $92.3 million. Net income increased 2% over the first quarter of fiscal 2017 to $63.4 million, or $0.82 per diluted share.
According to David Foss, President and CEO, “We begin FY'18 with another quarter of record revenue and earnings. Our combined sales team ended ahead of their sales plan for the first quarter, which is a good indicator regarding the state of our business when you consider the strong sales quarter we experienced in Q4 FY'17. During the quarter, we delivered the first live implementations for two of our key new solutions with Treasury Management and Enterprise Risk Mitigation. We also conducted two extremely successful client education conferences in the last two months. In September we hosted our Symitar conference, and last month we hosted our first ever Jack Henry Annual Conference ("JAC"), which combined our previous Jack Henry Banking and ProfitStars education conferences. We saw record attendance by existing customers and over forty new core prospects attending between the two conferences."
Operating Results
Revenue, cost of sales, and gross profit results for the quarter and year ended September 30, 2017 were as follows:

Revenue (Unaudited)
(In Thousands)	Three Months Ended September 30,		% Change
	2017	2016
Revenue
Services & Support	$224,295	$217,490	3%
Percentage of Total Revenue	62%	63%
Processing	135,639	127,538	6%
Percentage of Total Revenue	38%	37%
Total Revenue	359,934	345,028	4%

•	Deconversion fees in the first quarter of fiscal 2018 decreased $5.8 million compared to the first quarter of the prior year. Excluding deconversion fees from both periods, revenue increased 6%.

•
For the first quarter of fiscal 2018, core segment revenue increased 10% to $128.9 million in the first quarter of fiscal 2018 from $116.9 million in the same period a year ago. Payments segment revenue increased 1% to $123.2 million, from $122.3 million in the same quarter last year. Revenue from the complementary segment increased 3% to $93.8 million in the first quarter of fiscal 2018 from $90.9 million in the same period of fiscal 2017. Revenue in the corporate and other segment decreased 5% to $14.1 million, compared to $14.9 million for the first quarter of fiscal 2017.

JKHY First Quarter Fiscal 2018 Revenue Increases 4%
November 7, 2017

Operating Expenses and Operating Income
Operating income increased 1% to $92.3 million, or 26% of first quarter fiscal 2018 revenue, compared to $91.4 million, or 26% of revenue in the first quarter of fiscal 2017.

(Unaudited, In Thousands)	Three Months Ended September 30,		% Change
	2017	2016
Cost of Revenue	$204,715	$194,763	5%
Percentage of Total Revenue	57%	56%
Research and Development	20,929	19,739	6%
Percentage of Total Revenue	6%	6%
Selling, General, & Administrative	43,733	39,109	12%
Percentage of Total Revenue	12%	11%
Gain on disposal of a business	(1,705)	—	—%
Total Operating Expenses	267,672	253,611	6%
Operating Income	$92,262	$91,417	1%
Operating Margin	26%	26%

•	Cost of revenue increased 5% for the first quarter of fiscal 2018 compared to the first quarter of fiscal 2017 due primarily to increased salaries and amortization of capitalized software.

•
Research and development expense increased for the first quarter mainly due to increased salary and personnel costs, but these costs remained consistent with the prior year as a percentage of total revenue.

•	Selling, general, and administrative expenses for the first quarter of fiscal 2018 increased 12% over the prior year due mainly to increased commission expense, salaries, and personnel costs

•	In the first quarter of fiscal 2018, we sold our jhaDirect product line to Kristopher James Company, resulting in a gain of $1.7 million.
Net Income
First quarter net income increased 2% to $63.4 million, or $0.82 per diluted share, compared to $62.2 million, or $0.79 per diluted share, in the first quarter of fiscal 2017.

(Unaudited, In Thousands, Except Per Share Data)	Three Months Ended September 30,		% Change
	2017	2016
Income Before Income Taxes	$92,220	$91,383	1%
Provision for Income Taxes	28,809	29,139	(1)%
Net Income	$63,411	$62,244	2%
Diluted earnings per share	$0.82	$0.79	3%

•	Provision for income taxes decreased in the first quarter, with an effective tax rate at 31.2% of income before income taxes, compared to 31.9% for the same quarter of the prior year.

JKHY First Quarter Fiscal 2018 Revenue Increases 4%
November 7, 2017

Effects of Deconversion Fees
The table below shows our results for the first quarter excluding the impact of deconversion fees from each year.

	Three Months Ended September 30, 2017			Three Months Ended September 30, 2016
	As Reported	Early Term Fees	ProForma	As Reported	Early Term Fees	ProForma	Change	% Change
Revenue	$359,934	$7,263	$352,671	$345,028	$13,052	$331,976	$20,695	6%
Operating Income	92,262	7,170	85,092	91,417	13,045	78,372	6,720	9%
Income Before Income Taxes	92,220	7,170	85,050	91,383	13,045	78,338	6,712	9%
Provision for Income Taxes	28,809	2,581	26,228	29,139	4,696	24,443	1,785	7%
Net Income	$63,411	$4,589	$58,822	$62,244	$8,349	$53,895	$4,927	9%

Diluted earnings per share	$0.82	$0.06	$0.76	$0.79	$0.11	$0.68	$0.08	12%
Diluted weighted average shares outstanding	77,646	77,646	77,646	78,844	78,844	78,844
According to Kevin Williams, CFO, "The decrease in early term fees is in line with the guidance we previously provided. By excluding these term fees from both periods, our operating income from true operations grew by 9%. Also, excluding the early term fees from both periods in our reported segments, then revenue growth was core 12%, payments 4%, complementary 4%, and no impact on corporate and other."

Balance Sheet and Cash Flow Review

•	At September 30, 2017, cash and cash equivalents increased to $104.0 million from $84.5 million at September 30, 2016.

•	Trade receivables totaled $172.5 million at September 30, 2017 compared to $148.4 million at September 30, 2016.

•	The company had no debt at September 30, 2017 or September 30, 2016.

•	Total deferred revenue decreased to $439.6 million at September 30, 2017, compared to $469.9 million a year ago.

•	Stockholders' equity increased to $1,037.8 million at September 30, 2017, compared to $972.6 million a year ago.
Cash provided by operations totaled $138.7 million in fiscal 2018 compared to $133.4 million last year. The following table summarizes net cash (in thousands) from operating activities:

(Unaudited, In Thousands)	Three Months Ended September 30,
	2017	2016
Net income	$63,411	$62,244
Depreciation	12,419	12,390
Amortization	23,856	21,746
Other non-cash expenses	1,252	9,174
Change in receivables	105,243	105,495
Change in deferred revenue	(72,074)	(51,186)
Change in other assets and liabilities	4,615	(26,492)
Net cash provided by operating activities	$138,722	$133,371

JKHY First Quarter Fiscal 2018 Revenue Increases 4%
November 7, 2017

Cash used in investing activities for fiscal 2018 totaled $40.3 million, compared to $31.9 million for the same period in fiscal 2017 and included the following:

(Unaudited, In Thousands)	Three Months Ended September 30,
	2017	2016
Payment for acquisitions, net of cash acquired	$(10,455)	$—
Capital expenditures	(3,708)	(8,113)
Proceeds from the sale of businesses	200	—
Proceeds from the sale of assets	106	777
Internal use software	(3,452)	(4,328)
Computer software developed	(22,976)	(20,237)
Net cash from investing activities	$(40,285)	$(31,901)

•	On August 31, 2017, the Company purchased Vanguard Software Group, a Florida-based company specializing in the underwriting, spreading, and online decisioning of commercial loans.
Financing activities used cash of $109.2 million in fiscal 2018 and $87.3 million in fiscal 2017.

(Unaudited, In Thousands)	Three Months Ended September 30,
	2017	2016
Borrowings on credit facilities	$—	$—
Repayments on credit facilities	(50,000)	(200)
Purchase of treasury stock	(30,018)	(61,338)
Dividends paid	(23,904)	(21,857)
Net cash from issuance of stock and tax related to stock-based compensation	(5,240)	(3,866)
Net cash from financing activities	$(109,162)	$(87,261)

Quarterly Conference Call
The company will hold a conference call on November 8, 2017; at 7:45 a.m. Central Time and investors are invited to listen at www.jackhenry.com.
About Jack Henry & Associates
Jack Henry & Associates, Inc. (NASDAQ: JKHY) is a leading provider of technology solutions and payment processing services primarily for the financial services industry. Its solutions serve approximately 9,000 customers nationwide, and are marketed and supported through three primary brands. Jack Henry Banking® supports banks ranging from community banks to multi-billion dollar institutions with information processing solutions.  Symitar® is the leading provider of information processing solutions for credit unions of all sizes. ProfitStars® provides highly specialized products and services that enable financial institutions of every asset size and charter, and diverse corporate entities to mitigate and control risks, optimize revenue and growth opportunities, and contain costs.  Additional information is available at www.jackhenry.com.
Statements made in this news release that are not historical facts are forward-looking information. Actual results may differ materially from those projected in any forward-looking information. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking information. Additional information on these and other factors, which could affect the Company's financial results, are included in its Securities and Exchange Commission (SEC) filings on Form 10-K, and potential investors should review these statements. Finally, there may be other factors not mentioned above or included in the Company's SEC filings that may cause actual results to differ materially from any forward-looking information.

JKHY First Quarter Fiscal 2018 Revenue Increases 4%
November 7, 2017

Condensed Consolidated Statements of Income (Unaudited)
(In Thousands, Except Per Share Data)	Three Months Ended September 30,		% Change
	2017	2016

REVENUE	359,934	345,028	4%

EXPENSES
Cost of Revenue	204,715	194,763	5%
Research & Development	20,929	19,739	6%
Selling, General, & Administrative	43,733	39,109	12%
Gain on disposal of businesses	(1,705)	—	—%
Total Expenses	267,672	253,611	6%

OPERATING INCOME	92,262	91,417	1%

INTEREST INCOME (EXPENSE)
Interest income	147	108	36%
Interest expense	(189)	(142)	33%
Total	(42)	(34)	24%

INCOME BEFORE INCOME TAXES	92,220	91,383	1%

PROVISION FOR INCOME TAXES	28,809	29,139	(1)%

NET INCOME	$63,411	$62,244	2%

Diluted net income per share	$0.82	$0.79
Diluted weighted average shares outstanding	77,646	78,844

Consolidated Balance Sheet Highlights (Unaudited)
(In Thousands)	September 30,		% Change
	2017	2016
Cash and cash equivalents	$104,040	$84,519	23%
Receivables	172,515	148,428	16%
Total assets	1,796,345	1,732,252	4%

Accounts payable and accrued expenses	$81,542	$76,913	6%
Deferred revenue	439,565	469,868	(6)%
Stockholders' equity	1,037,813	972,589	7%